PSU Form (Executive – US Employees)

2U, Inc.
Performance Stock Unit Grant Notice
(Amended and Restated 2014 Equity Incentive Plan)
(US)
2U, Inc. (the “Company”), pursuant to Section 6(c) of the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Performance Stock Unit Award for the target number of shares of the Company’s Common Stock (“Performance Stock Units” or “PSUs”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Performance Stock Unit Grant Notice”) and in the Plan and the Performance Stock Unit Award Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in the Award Agreement or this Performance Stock Unit Grant Notice and the Plan, the terms of the Plan shall control.

Participant:
Date of Grant:
Grant Number:
Vesting Commencement Date:
Target Number of Performance Stock Units/Shares:

Performance-Based Vesting:
Fifty-percent (50%) of the number of the Target Number of Performance Stock Units set forth above (the “Target Number of PSUs”) will be determined by multiplying the TSR Achievement Percentage (as determined in accordance with Appendix A based on the Company’s relative total stockholder return measured over a three-year performance period beginning January 1, 2021 and ending December 31, 2023 (“TSR Performance Period”)) by fifty-percent (50%) of the Target Number of PSUs.

Twenty-five percent (25%) of the Target Number of PSUs earned will be determined by multiplying the Adjusted Net Income Achievement Percentage (as determined in accordance with Appendix B based on the Company’s annual adjusted net income measured over three (3) successive one-year measurement periods commencing January 1 of 2021, 2022 and 2023, respectively (“Adjusted Net Income Performance Periods”)) by twenty-five percent (25%) of the Target Number of PSUs.

Twenty-five percent (25%) of the Target Number of PSUs earned will be determined by multiplying the Revenue Achievement Percentage (as determined in accordance with Appendix C based on the Company’s annual revenue measured over three (3) successive one-year measurement periods commencing January 1 of 2021, 2022 and 2023, respectively (“Revenue Performance Periods” and together with the TSR Performance Period and Adjusted Net Income Performance Periods, “Performance Periods”)) by twenty-five percent (25%) of the Target Number of PSUs.

The Committee (or its designee) shall determine the applicable Achievement Percentage and resulting number of PSUs conditionally earned for each Performance Period (the “Determination Date”) no later than the first March 15th following the completion of such Performance Period. Except if your Continuous Service ends due to your Retirement, Disability or death, all PSUs conditionally earned will only be earned, vested and issued to the Participant if the Participant remains in Continuous Service through the end of all Performance Periods.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Performance Stock Unit Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Performance Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award specified above and supersede all prior oral and written agreements on the terms of this Award with the exception, if applicable, of (i) the written employment agreement or offer letter agreement entered into between the Company and Participant specifying the terms that should govern this specific Award, and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.
By accepting this Award, Participant acknowledges having received and read the Performance Stock Unit Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

2U, INC.		PARTICIPANT

By:
	Signature	Signature

Title:		Date:

Date:
ATTACHMENTS: Award Agreement and Amended and Restated 2014 Equity Incentive Plan

2U, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
(US)
Pursuant to the Performance Stock Unit Grant Notice (the “Grant Notice”) and this Performance Stock Unit Award Agreement (the “Agreement”), 2U, Inc. (the “Company”) has awarded you (“Participant”) a Performance Stock Unit Award (the “Award”) pursuant to Section 6(c) of the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”) for the Target Number of PSUs. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows. Section references are to this Agreement unless otherwise stated.
1.GRANT OF THE AWARD. This Award represents the right to be issued on a future date one (1) share of Common Stock for each Performance Stock Unit that is earned and vests in accordance with the Grant Notice and Sections 2 and 3 below (subject to any adjustment under Section 4 below). As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit the Target Number of PSUs subject to the Award. This Award was granted in consideration of your services to the Company.
2.VESTING.
(a)The Performance Stock Units will be conditionally earned, if at all, as a percentage of the Target Number of PSUs based on the Company’s achievement of the performance conditions set forth in Appendices A through C during the Performance Periods. The Performance Stock Units conditionally earned in respect of a Performance Period (if any) will be determined on the applicable Determination Date. Any Performance Stock Units that were eligible to be earned for a Performance Period and that are not conditionally earned for the Performance Period will immediately and automatically be cancelled and forfeited without consideration as of the applicable Determination Date. Except as otherwise provided in Section 2(b) of this Agreement, any Performance Stock Units that were eligible to be earned for a Performance Period and are conditionally earned for the Performance Period will become earned and vested only if you remain in Continuous Service through the end of all Performance Periods subject to this Agreement. Except as otherwise provided in Section 2(b) and Section 3 of this Agreement, upon a termination of your Continuous Service prior to the end of all Performance Periods, the Performance Stock Units eligible to be earned for such Performance Period will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Performance Stock Units or the underlying shares of Common Stock. Any fraction of a share of Common Stock that would otherwise be issuable in respect of a vested Performance Stock Unit will be rounded to the nearest whole share.
(b)If your Continuous Service ends due to your death, Disability or Retirement (as defined below), then:

(i) your PSUs that vest based on TSR shall be calculated in accordance with Appendix A after the conclusion of the TSR Performance Period and multiplying the PSUs by a fraction, the numerator of which is the number of whole calendar months you were employed during the TSR Performance Period and the denominator of which is thirty-six;
(ii) your PSUs that vest based on Adjusted Net Income shall be calculated by (A) providing full vesting credit for any PSUs earned in accordance with Appendix B for any Adjusted Net Income Performance Period that ended before the calendar year of your death, Disability or Retirement, as applicable, (B) providing no vesting credit for any PSUs that would have otherwise been earned in accordance with Appendix B during an Adjusted Net Income Performance Period commencing after the calendar year of your death, Disability or Retirement, as applicable, (C) providing for pro-rata vesting for any PSUs earned in accordance with Appendix B for the Adjusted Net Income Performance Period that includes the date of your death, Disability or Retirement, as applicable, based on the number of full calendar months you were employed during such Adjusted Net Income Performance Period; and (D) the Company issuing you (or your representative) the shares of Common Stock in settlement of the vested PSUs calculated under clauses (A) and (C) no later than the first March 15th following the Determination Date for the Adjusted Net Income Performance Period that includes the date of your death, Disability or Retirement, as applicable; and
(iii) your PSUs that vest based on Revenue shall be calculated by (A) providing full vesting credit for any PSUs earned in accordance with Appendix C for any Revenue Performance Period that ended before the calendar year of your death, Disability or Retirement, as applicable, (B) providing no vesting credit for any PSUs that would have otherwise been earned in accordance with Appendix C during any Revenue Performance Period commencing after the calendar year of your death, Disability or Retirement, as applicable, (C) providing for pro-rata vesting for any PSUs earned in accordance with Appendix C for the Revenue Performance Period that includes the date of your death, Disability or Retirement, as applicable, based on the number of full calendar months you were employed during such Revenue Performance Period; and (D) the Company issuing you (or your representative) the shares of Common Stock in settlement of the vested PSUs calculated under clauses (A) and (C) no later than the first March 15th following the Determination Date for the Revenue Performance Period that includes the date of your death, Disability or Retirement, as applicable.
(c)Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:
(i) “Disability” means you, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, become entitled to receive benefits under a long-term disability insurance program maintained by the Company or any of its Affiliates.

(ii) “Retirement” means your voluntary resignation from Continuous Service or after the date on which your age is at least 55 and the sum of your age and years of Continuous Service is at least 70, but only to the extent that circumstances constituting Cause do not exist.
3.CHANGE IN CONTROL. Notwithstanding any contrary provision of the Grant Notice or this Agreement, if a Change in Control occurs prior to the third anniversary of the Vesting Commencement Date and your Continuous Service with the Company has not terminated as of, or immediately prior to, the effective time of the Change in Control:
(a)TSR PSUs. The TSR Performance Period shall be shortened, and (1) a TSR Achievement Percentage (as defined in Appendix A) will determined based on the Company’s TSR (as defined in Appendix A) for a TSR Performance Period ending as of a date within ten (10) days prior to the Change in Control as determined by the Committee and calculated using the closing stock price of a share of Common Stock on the last day of such shortened TSR Performance Period as the ending stock price of the Company.
(i) If the TSR Achievement Percentage determined in accordance with Section 3(a) above is greater than or equal to 100%, then as of immediately prior to the effective time of the Change in Control, the Performance Stock Units eligible to be earned for the TSR Performance Period will be deemed earned and will vest with respect to a number of shares of Common Stock equal to (i) the Target Number of PSUs eligible to be earned for such TSR Performance Period multiplied by (ii) the TSR Achievement Percentage.
(ii) If the TSR Achievement Percentage determined in accordance with Section 3(a) above is less than 100%, then as of immediately prior to the effective time of the Change in Control, the Performance Stock Units eligible to be earned for the TSR Performance Period will be deemed earned and will vest with respect to a number of shares of Common Stock equal to (x) the product of (A) the Target Number of PSUs eligible to be earned for the applicable TSR Performance Period and (B) a fraction, the numerator of which equals the number of days elapsed in the applicable TSR Performance Period through and including the date the Change in Control occurs and the denominator of which equals the original number of days in the TSR Performance Period (such product, the “Prorata TSR Units”), multiplied by (y) the TSR Achievement Percentage.
(b)Adjusted Net Income PSUs. Any Adjusted Net Income Performance Period that includes the effective time of the Change in Control will be shortened, and immediately prior to the effective time of the Change in Control, the Performance Stock Units eligible to be earned for such Adjusted Net Income Performance Period will be deemed earned and will vest with respect to a number of shares of Common Stock equal to (x) the product of (A) the Target Number of PSUs eligible to be earned for such Adjusted Net Income Performance Period and (B) a fraction, the numerator of which equals the number of days elapsed in such Adjusted Net Income Performance Period through and including the date the Change in Control occurs and the denominator of which equals the original number of days in such Adjusted Net

Income Performance Period (such product, the “Prorata Adjusted Net Income Units”), multiplied by (y) the Adjusted Net Income Achievement Percentage (calculated assuming Adjusted Net Income was attained at 100% of target Adjusted Net Income). You will also be deemed to vest in any Performance Stock Units that were earned in accordance with Appendix B for any Adjusted Net Income Performance Period that ended prior to the calendar year in which the Change in Control occurs.
(c)Revenue PSUs. Any Revenue Performance Period that includes the effective time of the Change in Control will be shortened, and immediately prior to the effective time of the Change in Control, the Performance Stock Units eligible to be earned for such Revenue Performance Period will be deemed earned and will vest with respect to a number of shares of Common Stock equal to (x) the product of (A) the Target Number of PSUs eligible to be earned for such Revenue Performance Period and(B) a fraction, the numerator of which equals the number of days elapsed in such Revenue Performance Period through and including the date the Change in Control occurs and the denominator of which equals the original number of days in such Revenue Performance Period (such product, the “Prorata Revenue Units”), multiplied by (y) the Revenue Achievement Percentage (calculated assuming Revenue was attained at 100% of target Revenue). You will also be deemed to vest in any Performance Stock Units that were earned in accordance with Appendix C for any Revenue Performance Period that ended prior to the calendar year in which the Change in Control occurs.
(d)Time-Based Vesting
(i) A number of Performance Stock Units equal to the sum of: (x) with respect to the TSR Performance Period, (A) the Target Number of PSUs eligible to be earned for the TSR Performance Period minus (B) the Prorata TSR Units; (y) with respect to any Adjusted Net Income Performance Periods with an end date following the Change in Control, (A) the Target Number of PSUs eligible to be earned for such Adjusted Net Income Performance Periods minus (B) the Prorata Adjusted Net Income Units; and (z) with respect to any Revenue Performance Periods with an end date following the Change in Control, the Target Number of PSUs eligible to be earned for such Revenue Performance Periods minus (B) the Prorata Revenue Units (collectively, the “Time-Vesting Units”) will cease to be subject to the vesting schedule set forth in Section 2 and will instead become eligible to vest solely based on your Continuous Service and shall vest on the last day of the applicable original Performance Period, subject to your Continuous Service through such vesting date, provided that if as of, or within twelve (12) months after, the effective time of such Change in Control, your Continuous Service terminates due to an involuntary termination (not including death or Disability) by the Company without Cause or due to a voluntary termination by you with Good Reason, then, as of the date of termination of Continuous Service, the Time-Vesting Units shall be accelerated in full; and
(ii) If the Time-Vesting Units are not continued, assumed or substituted for in accordance with the provisions of Section 9(c)(i) of the Plan, then, as of the effective time of such Change in Control, the Time-Vesting Units shall be accelerated in full. For clarity, your Award will be considered to be continued, assumed or substituted for if it remains (or is replaced by an award that is) subject to terms and conditions that preserve its intrinsic value as of immediately prior to the Change in Control, provided that it may instead confer the right to receive cash, common stock of the acquiring entity or other consideration paid to the stockholders of the Company pursuant to the Change in Control; and
(e)As of immediately prior to the effective time of such Change in Control, any portion of the Performance Stock Units under this Award other than the Time-Vesting Units that remains unvested after giving effect to Sections 3(a)-(c) above will be cancelled and forfeited for no consideration.
4.NUMBER OF SHARES. The number of Performance Stock Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Performance Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 4, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Performance Stock Units and shares covered by your Award. Notwithstanding the provisions of this Section 4, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 4. Any fraction of a share will be rounded down to the nearest whole share.
5.SECURITIES LAW COMPLIANCE. You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Performance Stock Units are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.
6.TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 6. For example, you may not use shares that may be issued in respect of your Performance Stock Units as security for a loan.
(a)Death. Your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.
(b)Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order or marital settlement agreement that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.
7.DATE OF ISSUANCE.
(a)The issuance of shares in respect of the Performance Stock Units is intended to be exempt from Section 409A of the Code as a “short-term deferral” pursuant to Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the withholding obligations set forth in this Agreement, in the event one or more Performance Stock Units vests, the Company shall issue to you one (1) share of Common Stock in settlement of each Performance Stock Unit that is earned and vests in accordance with this Agreement (subject to any adjustment under Section 4 above). The issuance dates shall be no later than the first March 15th following the calendar year in which the applicable Performance Stock Unit vests, subject to clause (b) below (the issuance date is referred to as the “Original Issuance Date”).
(b)If the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, and (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market, and both (i) the Company decides, prior to the Original Issuance Date, not to satisfy the Withholding Taxes by withholding shares of Common Stock from the shares otherwise due to you under this Award, and (ii) you do not elect to pay your Withholding Taxes in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on or within sixty (60) days after the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d) (or, in the event the Award is not a “short-term deferral” within the meaning of Section 409A of the Code, such earlier date as is required for the Award to comply with Section 409A of the Code).
(c)The form of delivery of shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
8.DIVIDENDS. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment.
9.RESTRICTIVE LEGENDS. The shares of Common Stock issued under your Award shall be endorsed with appropriate legends as determined by the Company.

10.EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.
11.AWARD NOT A SERVICE CONTRACT.
(a)Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or the Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
(b)The Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). Such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. This Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to conduct a reorganization.
12.WITHHOLDING OBLIGATIONS.
(a)On each vesting date, and on or before the time you receive a distribution of the shares underlying your Performance Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company shall satisfy all Withholding Taxes by or any portion of the Withholding Taxes obligation relating to your Award by withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued to pursuant to Section 7) equal to the amount of such Withholding Taxes (“Share Withholding”); provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; provided further that if Share Withholding would cause the Company to violate a provision set forth in any credit agreement or other financing document to which the Company is a party, the Committee may require you to satisfy the Withholding Taxes through any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; or (iii) provided that at the time of issuance the Common Stock is publicly traded, permitting or requiring you to enter into a “same day sale” commitment whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Performance Stock Units to a registered broker to satisfy the Withholding Taxes and whereby the broker irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates.
(b)Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock otherwise issuable with respect to the Award.
(c)In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
13.TAX CONSEQUENCES. The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of the Award.
14.UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 7 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
15.NOTICES. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five (5) days after deposit in the United States Post Office

(whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

COMPANY:	2U, Inc.
Attn: Stock Administrator
7900 Harkins Road
Lanham, MD 20706

PARTICIPANT:	Your address as on file with the Company at the time notice is given

16.HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
17.MISCELLANEOUS.
(a)The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
(d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
18.GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd-Frank

Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
19.EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.
20.CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the State of Delaware without regard to that state’s conflicts of laws rules.
21.SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
22.OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a prospectus providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s Insider Trading Policy.
23.AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
24.COMPLIANCE WITH SECTION 409A OF THE CODE. This Award is intended to be exempt from Section 409A of the Code under the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service or, if earlier, as soon as practicable following the date of your death, with the balance of the shares issued thereafter in accordance with the original issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of Performance Stock Units that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).
* * * * *
This Performance Stock Unit Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Performance Stock Unit Grant Notice to which it is attached.

PSU Form (Executive – US Employees)

Appendix A
Performance Measure
A performance measure for the Award is the Company’s total stockholder return (“TSR”) compared to the TSR of a benchmark group of companies (the “Benchmark Group”). TSR combines share price appreciation and dividends paid to show the total return to the stockholder. The absolute size of the TSR will vary with the stock market, but the relative position to the Benchmark Group over each Performance Period is the performance metric for this Award.

TSR will be the sum of a company’s ending stock price plus dividends over the TSR Performance Period divided by a company’s beginning stock price, as adjusted by the Committee as it may deem appropriate to account for stock splits and other similar corporate events. Both the beginning and ending stock prices will be calculated using the average closing price during the last 30 trading days prior to and including the calculation date. This calculation is used instead of the actual closing price on the given date to smooth volatility in the stock price and avoid single-day fluctuations.

TSR =         ending stock price + all dividends with a record date during the TSR Performance Period beginning stock price

Benchmark Group
The Benchmark Group for purposes of this Award shall be the companies that comprise the Russell 3000 Index on the first day of the TSR Performance Period. In the event that a company is no longer a part of the Russell 3000 Index on the last day of the TSR Performance Period, such company will be removed from the Benchmark Group, provided that the Committee may provide for such other treatment as it determines in its sole discretion.

TSR Achievement Percentage
At the end of the TSR Performance Period, the TSR Achievement Percentage will be determined based on the Company’s TSR relative to the TSRs of the companies in the Benchmark Group over the TSR Performance Period. The Company’s TSR percentile ranking (the “TSR Percentile Ranking”) is calculated as the percentage of members of the Benchmark Group (including the Company) with a TSR that is less than or equal to the Company’s TSR. For the avoidance of doubt, each company in the Benchmark Group has an equal effect on the TSR Percentile Ranking.

For the TSR Performance Period, the TSR Achievement Percentage will be determined based on the TSR Percentile Ranking as set forth in the table below.

TSR Percentile Ranking	TSR Achievement Percentage
< 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile	150%
100th percentile	200%

The number of Performance Stock Units earned for the TSR Performance Period shall be determined by multiplying (i) the TSR Achievement Percentage by (ii) 50% of the Target Number of PSUs subject to this Award.

The TSR Achievement Percentage will be determined based on the TSR Percentile Ranking, with linear interpolation between achievement levels.

The actual payout of the Performance Stock Units, if any, at the end of the TSR Performance Period will be made as provided under the Performance Stock Unit Agreement to which this Appendix A is attached.

Adjustments for Extraordinary and Other Events
Notwithstanding the foregoing, if the Committee determines that due to unusual, extraordinary or nonrecurring transactions or events materially affecting the Award or any other reason, an adjustment in the Benchmark Group, the payment schedule, performance metrics and/or targets or other terms of the Award is necessary or appropriate, the Committee may adjust the Benchmark Group (including by removing constituent companies, substituting for existing constituent companies or selecting new constituent companies to replace withdrawn companies), the performance metrics and/or targets, the payment schedule and/or such other terms of the Award in such a manner as the Committee determines in good faith to be equitable to reflect such transactions, events or reasons.

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Appendix B
Performance Measure
A performance measure for the Award is the Company’s adjusted net income measured for each Adjusted Net Income Performance Period.

Adjusted net income shall mean the adjusted net income reported in the Company’s filings with the Securities and Exchange Commission, subject to such adjustments as the Committee deems appropriate.

Adjusted Net Income Achievement Percentage
For the first Adjusted Net Income Performance Period (i.e., the calendar year ending December 31, 2021), the Adjusted Net Income Achievement Percentage will be determined based the table below using a target adjusted net income of $[***] million.

Adjusted Net Income	Percent of Adjusted Net Income Target	Adjusted Net Income Achievement Percentage
[***]	< 75%	0%
[***]	75%	50%
[***]	100%	100%
[***]	125%	150%
[***]	150%	200%

For the second and third Adjusted Net Income Performance Periods (i.e., the calendar years ending on December 31, 2022 and December 21, 2023, respectively), the target adjusted net income for such Adjusted Net Income Performance Period will be established by the Committee in the first quarter of the Adjusted Net Income Performance Period.

The number of Performance Stock Units earned for each of the first, second and third Adjusted Net Income Performance Periods shall be determined by multiplying (i) the Adjusted Net Income Achievement Percentage for such period by (ii) 8.33% of the Target Number of PSUs subject to this Award.

The Adjusted Net Income Achievement Percentage will be determined based on the Percent of Adjusted Net Income Target, with linear interpolation between achievement levels.

The actual payout of the Performance Stock Units, if any, at the end of an Adjusted Net Income Performance Period will be made as provided under the Performance Stock Unit Agreement to which this Appendix B is attached.

Adjustments for Extraordinary or Other Events
Notwithstanding the foregoing, if the Committee determines that due to unusual, extraordinary or nonrecurring transactions or events materially affecting the Award or any other reasons, an adjustment in the calculation of adjusted net income, target adjusted net income, the payment schedule and/or other terms of the Award is necessary or appropriate, the Committee may adjust adjusted net income, performance targets, the payment schedule and/or such other terms of the Award in such a manner as the Committee determines in good faith to be equitable to reflect such transactions or reasons.
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***Certain information has been omitted pursuant to Item 601(b)(10)(iv).

Appendix C
Performance Measure
A performance measure for the Award is the Company’s revenue measured for each Revenue Performance Period.

Revenue Achievement Percentage
For the first Revenue Performance Period (i.e., the calendar year ending December 31, 2021), the Revenue Achievement Percentage will be determined based the table below using a target revenue of $[***] million.

Revenue	Percent of Revenue Target	Revenue Achievement Percentage
[***]	< 95%	0%
[***]	95%	50%
[***]	100%	100%
[***]	105%	150%
[***]	110%	200%

For the second and third Revenue Performance Periods (i.e., the calendar years ending on December 31, 2022 and December 21, 2023, respectively), the target revenue for such Revenue Performance Period will be established by the Committee in the first quarter of the Revenue Performance Period.

The number of Performance Stock Units earned each of the first, second and third Revenue Performance Periods shall be determined by multiplying (i) the Revenue Achievement Percentage for such period by (ii) 8.33% of the Target Number of PSUs subject to this Award.

The Revenue Achievement Percentage will be determined based on the Percent of Revenue Target, with linear interpolation between achievement levels.

The actual payout of the Performance Stock Units, if any, at the end of a Revenue Performance Period will be made as provided under the Performance Stock Unit Agreement to which this Appendix C is attached.

Adjustments for Extraordinary and Other Events
Notwithstanding the foregoing, if the Committee determines that due to unusual, extraordinary or nonrecurring transactions or events materially affecting the Award or any other reasons, an adjustment in the calculation of revenue, target revenue, the payment schedule and/or other terms of the Award is necessary or appropriate, the Committee may adjust target revenue, the performance hurdles, the payment schedule and/or such other terms of the Award in such a manner as the Committee determines in good faith to be equitable to reflect such transactions or reasons.

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***Certain information has been omitted pursuant to Item 601(b)(10)(iv).